UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. _)*

Roblox Corporation

(Name of Issuer)

Class A Common Stock, $0.0001 par value

(Title of Class of Securities)

771049 10 3

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 771049103	Page 2 of 23

1.	Name of Reporting Persons Altos Ventures IV, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 16,317,319 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 16,317,319 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,317,319 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 3.1% (3)
12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Altos Ventures IV, LP (“Altos IV”), Altos Ventures IV Liquidity Fund, L.P. (“Altos IV LF”), Altos Roblox SPV 1, LLC (“AR SPV 1”), Altos Roblox SPV 2, LLC (“AR SPV 2”), Altos Ventures IV Reserve Fund, L.P. (“Altos IV RF”), Altos Roblox SPV 2020, LLC (“AR SPV 2020”), Altos Hybrid 2, LP (“Altos Hybrid 2”), Altos Hybrid 4, LP (“Altos Hybrid 4” and, collectively with Altos IV, Altos IV LF, AR SPV 1, AR SPV 2, Altos IV RF, AR SPV 2020 and Altos Hybrid 2, the “Altos Funds”), Altos Management Partners IV, LLC (“Altos IV GP”), Altos Hybrid 2 GP, LLC (“Altos Hybrid 2 GP”), Altos Hybrid 4, GP, LLC (“Altos Hybrid 4 GP”), Altos Roblox Management Partners, LLC (“Altos Roblox Management”), Altos Roblox 2020 Management Partners, LLC (“AR 2020 Management” and, collectively with Altos IV GP, Altos Hybrid 2 GP, Altos Hybrid 4 GP and Atos Roblox Management, the “General Partners and Managers”), Altos Ventures Management, Inc. (“AVMI”), Anthony P. Lee (“Lee”), Han Kim (“Kim”) and Hodong Nam (“Nam”) (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Altos IV.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 3 of 23

1.	Name of Reporting Persons Altos Ventures IV Liquidity Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 29,429,286 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 29,429,286 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,429,286 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 5.6% (3)
12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Altos IV LF.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 4 of 23

1.	Name of Reporting Persons Altos Roblox SPV 1, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 19,595,485 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 19,595,485 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,595,485 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 3.7% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by AR SPV 1.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 5 of 23

1.	Name of Reporting Persons Altos Roblox SPV 2, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,740,938 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 2,740,938 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,740,938 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.5% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by AR SPV 2.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 6 of 23

1.	Name of Reporting Persons Altos Ventures IV Reserve Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 612,950 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 612,950 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 612,950 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Altos IV RF.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 7 of 23

1.	Name of Reporting Persons Altos Roblox SPV 2020, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 13,647,326 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 13,647,326 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,647,326 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 2.6% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by AR SPV 2020.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 8 of 23

1.	Name of Reporting Persons Altos Hybrid 2, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 327,380 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 327,380 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 327,380 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Altos Hybrid 2.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 9 of 23

1.	Name of Reporting Persons Altos Hybrid 4, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 111,112 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 111,112 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 111,112 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.0% (3)
12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held directly by Altos Hybrid 4.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 10 of 23

1.	Name of Reporting Persons Altos Management Partners IV, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 46,359,555 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 46,359,555 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 46,359,555 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 8.8% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Consists of (i) 16,317,319 shares held directly by Altos IV, (ii) 29,429,286 shares held directly by Altos IV LF, and (iii) 612,950 shares held directly by Altos IV RF. Altos IV GP is the general partner of Altos IV, Altos IV RF and Altos IV LF and has voting and dispositive power with respect to these shares.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 11 of 23

1.	Name of Reporting Persons Altos Hybrid 2, GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 327,380 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 327,380 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 327,380 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Consists of 327,380 shares held directly by Altos Hybrid 2, LP. Altos Hybrid 2 GP is the general partner of Altos Hybrid 2 and has voting and dispositive power with respect to these shares.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 12 of 23

1.	Name of Reporting Persons Altos Hybrid 4, GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 111,112 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 111,112 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 111,112 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.1% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Consists of 111,112 shares held directly by Altos Hybrid 4, LP. Altos Hybrid 4 GP is the general partner of Altos Hybrid 4 and has voting and dispositive power with respect to these shares.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 13 of 23

1.	Name of Reporting Persons Altos Roblox Management Partners, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 22,336,423 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 22,336,423 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,336,423 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 4.2% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Consists of (i) 19,595,485 shares held directly by AR SPV 1 and (ii) 2,740,938 shares held directly by AR SPV 2. Altos Roblox Management is the manager of each of AR SPV 1 and AR SPV 2 and has voting and dispositive power with respect to these shares.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 14 of 23

1.	Name of Reporting Persons Altos Roblox 2020 Management Partners, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 13,647,326 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 13,647,326 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,647,326 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 2.6% (3)
12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Consists of 13,647,326 shares held directly by AR SPV 2020. AR 2020 Management is the manager of AR SPV 2020 and has voting and dispositive power with respect to these shares.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 15 of 23

1.	Name of Reporting Persons Altos Ventures Management, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 33,330 (2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 33,330 (2)
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,330 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 0.0% (3)
12.	Type of Reporting Person (See Instructions) CO

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Consists of 33,330 shares held directly by AVMI.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 16 of 23

1.	Name of Reporting Persons Anthony P. Lee
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,593,034
	6.	Shared Voting Power 82,815,126 (2)
	7.	Sole Dispositive Power 1,593,034
	8.	Shared Dispositive Power 82,815,126 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,408,160 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 16.0% (3)
12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes an aggregate of 82,781,796 shares held directly by the Altos Funds and 33,330 shares held directly by AVMI.. The Reporting Person is a managing member of each of the General Partners and Managers and a member of the Board of Directors of AVM, Inc., and shares voting and dispositive power with respect to these shares.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 17 of 23

1.	Name of Reporting Persons Han Kim
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,623,032
	6.	Shared Voting Power 82,815,126 (2)
	7.	Sole Dispositive Power 1,623,032
	8.	Shared Dispositive Power 82,815,126 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,438,158 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 16.0% (3)
12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes an aggregate of 82,781,796 shares held directly by the Altos Funds and 33,330 shares held directly by AVMI.. The Reporting Person is a managing member of each of the General Partners and Managers and a member of the Board of Directors of AVM, Inc., and shares voting and dispositive power with respect to these shares.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 18 of 23

1.	Name of Reporting Persons Hodong Nam
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,635,034
	6.	Shared Voting Power 82,815,126 (2)
	7.	Sole Dispositive Power 1,635,034
	8.	Shared Dispositive Power 82,815,126 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 84,450,160 (2)
10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (11) 16.0% (3)
12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes an aggregate of 82,781,796 shares held directly by the Altos Funds and 33,330 shares held directly by AVMI.. The Reporting Person is a managing member of each of the General Partners and Managers and a member of the Board of Directors of AVM, Inc., and shares voting and dispositive power with respect to these shares.

(3) The beneficial ownership percentage is based on a total of 527,498,341 shares of Class A Common Stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 771049103	Page 19 of 23

Introductory Note: This statement on Schedule 13G is being filed by the Reporting Persons in respect of Class A Common Stock of Roblox Corporation (the “Issuer”).

Item 1(a)	Name of Issuer

Roblox Corporation

Item 1(b)	Address of Issuer's Principal Executive Offices

970 Park Place

San Mateo, California, 94403

Item 2(a)	Name of Person Filing

Altos Ventures IV, LP (“Altos IV”)

Altos Ventures IV Liquidity Fund, L.P. (“Altos IV LF”)

Altos Roblox SPV 1, LLC (“AR SPV 1”)

Altos Roblox SPV 2, LLC (“AR SPV 2”)
Altos Ventures IV Reserve Fund, L.P. (“Altos IV RF”)

Altos Roblox SPV 2020, LLC (“AR SPV 2020”)

Altos Hybrid 2, LP (“Altos Hybrid 2”)

Altos Hybrid 4, LP (“Altos Hybrid 4”)

Altos Management Partners IV, LLC (“Altos IV GP”)

Altos Hybrid 2, GP, LLC (“Altos Hybrid 2 GP”)

Altos Hybrid 4, GP, LLC (“Altos Hybrid 4 GP”)

Altos Roblox Management Partners, LLC (“Altos Roblox Management”)

Altos Roblox 2020 Management Partners, LLC (“AR 2020 Management”)

Altos Ventures Management, Inc. (“AVMI”)

Anthony P. Lee (“Lee”)

Han Kim (“Kim”)

Hodong Nam (“Nam”)

Item 2(b)	Address of Principal Business Office or, if none, Residence

2882 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Item 2(c)	Citizenship

Altos IV—Delaware

Altos IV LF—Delaware

AR SPV 1—Delaware

AR SPV 2—Delaware
Altos IV RF—Delaware

Altos Roblox SPV 2020, LLC (“AR SPV 2020”)

Altos Hybrid 2—Delaware

Altos Hybrid 4—Delaware

Altos IV GP—Delaware

Altos Hybrid 2 GP—Delaware

Altos Hybrid 4 GP—Delaware

Altos Roblox Management—Delaware

AR 2020 Management—Delaware

AVMI—Delaware

Lee—United States of America

Kim—United States of America

Nam—United States of America

Item 2(d) Title of Class of Securities

Class A Common Stock

CUSIP No. 771049103	Page 20 of 23

Item 2(e)	CUSIP Number

771049 10 3

Item 3	Not applicable.

Item 4	Ownership

(a)	Amount beneficially owned: See line 9 of pages 2 to 18, which are hereby incorporated by reference
(b)	Percent of class: See line 11 of pages 2 to 18, which are hereby incorporated by reference
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote See line 5 of pages 2 to 18, which are hereby incorporated by reference
	(ii)	Shared power to vote or to direct the vote See line 6 of pages 2 to 18, which are hereby incorporated by reference
	(iii)	Sole power to dispose or to direct the disposition of See line 7 of pages 2 to 18, which are hereby incorporated by reference
	(iv)	Shared power to dispose or to direct the disposition of See line 8 of pages 2 to 18, which are hereby incorporated by reference

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

CUSIP No. 771049103	Page 21 of 23

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2022

Altos Ventures IV, L.P.
Altos Ventures IV Liquidity Fund, L.P.
Altos Ventures IV Reserve Fund, L.P.
By Altos Management Partners IV, LLC, their General Partner
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

Altos Hybrid 2, L.P.
By Altos Hybrid 2, GP, LLC, its General Partner
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

Altos Hybrid 4, L.P.
By Altos Hybrid 4, GP, LLC, its General Partner
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

Altos Roblox SPV 1, LLC
Altos Roblox SPV 2, LLC
By Altos Roblox Management Partners, LLC, their Manager
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Member

Altos Roblox SPV 2020, LLC
By Altos Roblox 2020 Management Partners, LLC, its Manager
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Member

/s/ Anthony P. Lee
Anthony P. Lee

/s/ Han Kim
HAN KIM

/s/ Hodong Nam
Hodong Nam

CUSIP No. 771049103	Page 22 of 23

EXHIBIT INDEX

Exhibit No.

99.1	Joint Filing Agreement

CUSIP No. 771049103	Page 23 of 23

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 2022

Altos Ventures IV, L.P.
Altos Ventures IV Liquidity Fund, L.P.
Altos Ventures IV Reserve Fund, L.P.
By Altos Management Partners IV, LLC, their General Partner
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

Altos Hybrid 2, L.P.
By Altos Hybrid 2, GP, LLC, its General Partner
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

Altos Hybrid 4, L.P.
By Altos Hybrid 4, GP, LLC, its General Partner
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Director

Altos Roblox SPV 1, LLC
Altos Roblox SPV 2, LLC
By Altos Roblox Management Partners, LLC, their Manager
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Member

Altos Roblox SPV 2020, LLC
By Altos Roblox 2020 Management Partners, LLC, its Manager
By:	/s/ Anthony P. Lee
Anthony P. Lee, Managing Member

/s/ Anthony P. Lee
Anthony P. Lee

/s/ Han Kim
HAN KIM

/s/ Hodong Nam
Hodong Nam